Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Surf Air Mobility Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	457(a) and 457(c)	3,421,007	$2.37	$8,107,786.59	0.00015310	$1,241.30
Fees Previously Paid
	Total Offering Amounts					$8,107,786.59		$1,241.30
	Total Fees Previously Paid							$291.86
	Total Fee Offsets							$291.86
	Net Fee Due							$949.44

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder, as a result of stock splits, stock dividends or other similar transactions.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of a share of common stock on the New York Stock Exchange on April 30, 2025, which was $2.37.